Exhibit 99.1

SAFETY ANNOUNCES FIRST QUARTER 2021 RESULTS AND DECLARES SECOND QUARTER 2021 DIVIDEND

Boston, Massachusetts, May 5, 2021. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“the Company”) today reported first quarter 2021 results.

Net income for the quarter ended March 31, 2021 was $36.2 million, or $2.42 per diluted share, compared to a net loss of $2.0 million, or $0.13 per diluted share, for the comparable 2020 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended March 31, 2021 was $1.93 per diluted share, compared to $1.57 per diluted share, for the comparable 2020 period. Safety’s book value per share increased to $59.42 at March 31, 2021 from $59.40 at December 31, 2020. Safety paid $0.90 per share in dividends to investors during the quarters ended March 31, 2021 and 2020, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2020.

Beginning in March 2020, the global pandemic associated with the novel coronavirus COVID-19 (“COVID-19”) and related economic conditions caused significant economic effects including temporary closures of many businesses and reduced consumer activity due to shelter-in-place, stay-at-home and other governmental actions. The Company continues to take actions that address the health and well-being of our employees while still serving the needs of our agents and insureds.

Direct written premiums for the quarter ended March 31, 2021 decreased by $5.1 million, or 2.6%, to $192.2 million from $197.3 million for the comparable 2020 period. The decrease is primarily in our private passenger automobile line of business and is a result of a decrease in policy counts. Net written premiums for the quarter ended March 31, 2021 decreased by $4.7 million, or 2.5%, to $184.2 million from $188.9 million for the comparable 2020 period. Net earned premiums for the quarter ended March 31, 2021 decreased by $5.0 million, or 2.5%, to $192.9 million from $197.8 million for the comparable 2020 period.

The pandemic has resulted in fewer cars on the road, resulting in a decrease in frequency of claims, primarily in our private passenger automobile line of business. As a result, for the quarter ended March 31, 2021, loss and loss adjustment expenses incurred decreased by $9.2 million, or 7.7%, to $111.5 million from $120.7 million for the comparable 2020 period. Loss, expense, and combined ratios for the quarter ended March 31, 2021 were 57.8%, 33.7%, and 91.5%, respectively, compared to 61.0%, 31.9%, and 92.9%, respectively, for the comparable 2020 period. The increase in the expense ratio is driven by costs associated with various system modernization in our claims, billing and underwriting areas and an increase in contingent commission expenses. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2021 was $12.5 million compared to $9.6 million for the comparable 2020 period.

Net investment income for the quarter ended March 31, 2021 increased by $0.8 million, or 7.7%, to $11.5 million from $10.7 million for the comparable 2020 period. The increase is a result of an increase in net effective annualized yield on the investment portfolio which was 3.2% for the three months ended March 31, 2021 compared to 3.1% for the comparable 2020 period. Our duration was 3.3 years at March 31, 2021 compared to 3.2 years at December 31, 2020.

Today, our Board of Directors approved and declared a $0.90 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 15, 2021 to shareholders of record at the close of business on June 1, 2021.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains (losses) on investments, changes in net unrealized gains on equity investments, credit loss benefit (expense) and taxes related thereto. For the quarter ended March 31, 2021, an increase of $6.2 million for the change in unrealized gains on equity investments was recognized within income (loss) before income taxes, compared to a decrease of $30.0 million for the change in unrealized gains on equity investments in the comparable 2020 period. Net income (loss) and earnings (loss) per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, and Safety Northeast Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2020 Form 10-K with the SEC on February 26, 2021 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	The effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative or regulatory changes that take place after the Company issues its policies, including those taken in response to COVID-19 (such as requiring insurers to cover business interruption claims irrespective of terms or other conditions included in the policies that would otherwise preclude coverage), can result in an unexpected increase in the number of claims and have a material adverse impact on the Company's results of operations;
●	The possibility that civil litigation and/or state insurance regulators may require additional premium relief payouts related to COVID-19;
●	The impact of COVID-19 and related risks, including on the Company's employees, agents or other key partners, could materially affect the Company's results of operations, financial position and/or liquidity; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,194,353 and $1,189,951, allowance for expected credit losses of $873 and $1,054)	$1,237,181	$1,256,653
Short term investments, at fair value (cost: $443 and $441)	447	441
Equity securities, at fair value (cost: $173,054 and $168,289)	216,226	205,254
Other invested assets	52,148	45,239
Total investments	1,506,002	1,507,587
Cash and cash equivalents	51,563	53,769
Accounts receivable, net of allowance for expected credit losses of $2,184 and $1,754	170,915	179,147
Receivable for securities sold	10,950	1,311
Accrued investment income	9,328	8,045
Taxes recoverable	—	279
Receivable from reinsurers related to paid loss and loss adjustment expenses	7,666	13,432
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	108,178	106,311
Ceded unearned premiums	21,524	22,406
Deferred policy acquisition costs	72,303	74,962
Equity and deposits in pools	29,875	30,429
Operating lease right-of-use-assets	29,801	31,000
Other assets	27,555	25,595
Total assets	$2,045,660	$2,054,273

Liabilities
Loss and loss adjustment expense reserves	$577,266	$567,581
Unearned premium reserves	412,387	421,901
Accounts payable and accrued liabilities	44,944	79,486
Payable for securities purchased	28,487	7,144
Payable to reinsurers	525	8,236
Deferred income taxes	11,574	17,611
Taxes payable	6,055	—
Debt	30,000	30,000
Operating lease liabilities	29,801	31,000
Other liabilities	14,368	6,635
Total liabilities	1,155,407	1,169,594

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,814,166 and 17,724,866 shares issued	178	178
Additional paid-in capital	211,638	209,779
Accumulated other comprehensive income, net of taxes	34,527	53,527
Retained earnings	767,744	745,029
Treasury stock, at cost: 2,831,168 shares	(123,834)	(123,834)
Total shareholders’ equity	890,253	884,679
Total liabilities and shareholders’ equity	$2,045,660	$2,054,273

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020

Net earned premiums	$192,850	$197,895
Net investment income	11,532	10,710
Earnings from partnership investments	4,291	1,339
Net realized gains (losses) on investments	2,875	(631)
Change in net unrealized gains on equity investments	6,207	(29,988)
Credit loss benefit (expense)	181	(2,510)
Finance and other service income	3,972	4,229
Total revenue	221,908	181,044

Losses and loss adjustment expenses	111,495	120,746
Underwriting, operating and related expenses	65,024	63,082
Interest expense	129	47
Total expenses	176,648	183,875

Income (loss) before income taxes	45,260	(2,831)
Income tax expense (benefit)	9,086	(841)
Net income (loss)	$36,174	$(1,990)

Earnings (loss) per weighted average common share:
Basic	$2.44	$(0.13)
Diluted	$2.42	$(0.13)

Cash dividends paid per common share	$0.90	$0.90

Number of shares used in computing earnings per share:
Basic	14,790,125	15,230,784
Diluted	14,886,494	15,347,083

Reconciliation of Net Income (Loss) to Non-GAAP Operating Income

Net income (loss)	$36,174	$(1,990)
Exclusions from net income (loss):
Net realized (gains) losses on investments	(2,875)	631
Change in net unrealized gains on equity investments	(6,207)	29,988
Credit loss (benefit) expense	(181)	2,510
Income tax expense (benefit) on exclusions from net income (loss)	1,945	(6,957)
Non-GAAP operating income	$28,856	$24,182

Net income (loss) per diluted share	$2.42	$(0.13)
Exclusions from net income (loss):
Net realized (gains) losses on investments	(0.19)	0.04
Change in net unrealized gains on equity investments	(0.42)	1.95
Credit loss (benefit) expense	(0.01)	0.16
Income tax expense (benefit) on exclusions from net income (loss)	0.13	(0.45)
Non-GAAP operating income per diluted share	$1.93	$1.57

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Written Premiums
Direct	$192,237	$197,346
Assumed	7,331	7,978
Ceded	(15,350)	(16,366)
Net written premiums	$184,218	$188,958

Earned Premiums
Direct	$201,055	$210,151
Assumed	8,027	9,102
Ceded	(16,232)	(21,358)
Net earned premiums	$192,850	$197,895